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                                                                      EXHIBIT 11

                       ROCKWELL INTERNATIONAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                  FOR THE FIVE YEARS ENDED SEPTEMBER 30, 1997

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
                                                                   FISCAL YEAR ENDED SEPTEMBER 30,
                                                          --------------------------------------------------
                                                           1997       1996       1995       1994       1993
                                                          ------     ------     ------     ------     ------
                                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
PRIMARY EARNINGS PER SHARE:
     Income from continuing operations..................  $  586     $  451     $  368     $  285     $  240
                                                          ======     ======     ======     ======     ======
     Average number of common shares outstanding during
       the year.........................................   213.8      217.6      217.2      220.5      219.8
                                                          ======     ======     ======     ======     ======
     Primary earnings per share from continuing
       operations.......................................  $ 2.74     $ 2.07     $ 1.69     $ 1.29     $ 1.09
     Primary earnings per share from discontinued
       operations.......................................    0.27       1.27       1.73       1.58       1.46
                                                          ------     ------     ------     ------     ------
     Net primary earnings per share.....................  $ 3.01     $ 3.34     $ 3.42     $ 2.87     $ 2.55
                                                          ======     ======     ======     ======     ======

FULLY DILUTED EARNINGS PER SHARE:
     Income from continuing operations..................  $  586     $  451     $  368     $  285     $  240
                                                          ======     ======     ======     ======     ======

     Average number of common shares outstanding during
       the year:
       Common stock.....................................   213.8      217.6      217.2      220.5      219.8
       Assumed issuance of stock, principally under
          award plans...................................     3.3        3.5        3.9        4.0        4.5
                                                          ------     ------     ------     ------     ------
            Total shares, assuming full dilution........   217.1      221.1      221.1      224.5      224.3
                                                          ======     ======     ======     ======     ======

     Fully diluted earnings per share from continuing
       operations.......................................  $ 2.70     $ 2.04     $ 1.66     $ 1.27     $ 1.07

     Fully diluted earnings per share from discontinued
       operations.......................................    0.27       1.24       1.70       1.55       1.44
                                                          ------     ------     ------     ------     ------
     Net fully diluted earnings per share...............  $ 2.97     $ 3.28     $ 3.36     $ 2.82     $ 2.51
                                                          ======     ======     ======     ======     ======
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